Euro Tech Holdings Company Limited
6-K - August 12, 2003
Exhibit 2



               Euro Tech Holdings Company Limited
                  c/o Euro Tech (Far East) Ltd.
                   18/F Gee Chang Hang Centre
                65 Wong Chuk Hang Road, Hong Kong



                                   August 11, 2003



To Our Shareholders,

      (CLWT - NASDAQ SmallCap) Euro Tech Holdings Company Limited ("Euro Tech") has declared a 40% stock dividend to holders of record of its ordinary shares. For each ten (10) ordinary shares of Euro Tech, a recordholder will be entitled to receive four (4) additional shares.

     The record date for the stock dividend is August 29, 2003 at 5:00 p.m. (New York time).

      The  dividend is expected to be paid on or about  September
12, 2003.

     Euro Tech will not issue fractional shares, instead settling fractional shares, if any, by the payment of funds based upon the market value of Euro Tech's shares on the record date.



                                   Sincerely,

                                   T.C. Leung,
                                   Chairman of the Board
                                   of Directors